                                                                      EXHIBIT 11


                      ADAC LABORATORIES AND SUBSIDIARIES
               COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                     (in thousands except per share data)
            For the three years in the period ended October 1, 1995



                                                      FISCAL YEARS
                                                      ------------
                                               1995      1994      1993
                                              -------   -------   -------

Average shares outstanding                     16,426    15,858    15,048

Net effect of dilutive stock options
 and warrants                                     653       650     1,410
                                              -------   -------   -------

Average common and common equivalent
 shares outstanding                            17,079    16,508    16,458
                                              =======   =======   =======

Net income                                    $11,073   $17,521   $18,059
                                              =======   =======   =======

Net income per share                          $   .65   $  1.06   $  1.10
                                              =======   =======   =======

Primary and fully diluted income per share differs by less than one cent in all periods.

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